Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - JULY 2003
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (905,362.327 units) at June 30, 2003           $2,315,308,829
Additions of 37,171.961 units on July 31, 2003                     90,446,793
Redemptions of (3,853.613) units on July 31, 2003                  (9,376,615)
Offering Costs                                                     (1,254,958)
Net Income (Loss) - July 2003                                    (111,130,578)
                                                               --------------

Net Asset Value (938,680.675 units) at July 31, 2003           $2,283,993,471
                                                               ==============

Net Asset Value per Unit at July 31, 2003                      $     2,433.20
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $  (65,569,555)
    Change in unrealized                                           45,669,681

  Gains (losses) on forward and swap contracts:
    Realized                                                       (7,129,300)
    Change in unrealized                                          (72,385,481)
  Interest income                                                   1,774,142
                                                               --------------

                                                                  (97,640,513)
                                                               --------------

Expenses:
  Brokerage fee                                                    13,307,157
  Performance fee                                                           0
  Operating expenses                                                  182,908
                                                               --------------

                                                                   13,490,065
                                                               --------------

Net Income (Loss) - July 2003                                  $ (111,130,578)
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on July 31, 2003                        $   2,433.20

Net Asset Value per Unit on June 30, 2003                        $   2,557.33

Unit Value Monthly Gain (Loss) %                                       (4.85)%

Fund 2003 calendar YTD Gain (Loss) %                                    8.82 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

Sharp Market Reversals

July was the worst performance month of the year so far as our largest positions suffered significant reversals. Currencies and cross rates were the poorest performers as the US dollar rallied strongly. The surprisingly sharp sell-off in long term bonds also resulted in losses, but short term interest rates were only slightly negative.

Equity indices produced the best sector performance in July, reflecting growing investor confidence in the economic recovery and the potential for improved growth.

Despite July's reversal, we are pleased to note that our returns remain strongly positive for the year, and have kept pace with all the major equity indices other than the NASDAQ, which is currently up almost 30%.

Volatility continues to be very high in most market sectors, suggesting the potential for continuing trending opportunities.

As always, if you have any questions, please do not hesitate to call.

Sincerely,

Bruce Cleland
President & CEO